Exhibit 16.1

Deloitte Touche Tohmatsu ABN 74 490 121 060 11 Waymouth Street Adelaide, SA, 5000 Australia Tel: +61 8 8407 7000 www.deloitte.com.au

19 November 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams,

We have read the Item titled “Change in Accountants” of Bionomics Limited’s Prospectus and Registration Statement, and we agree with the statements made therein.

Yours sincerely

DELOITTE TOUCHE TOHMATSU

/s/ Deloitte Touche Tohmatsu

Lee Girolamo

Partner

Chartered Accountants

Adelaide, South Australia

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited (“DTTL”), its global network of member firms, and their related entities (collectively, the “Deloitte organisation”). DTTL (also referred to as “Deloitte Global”) and each of its member firms and related entities are legally separate and independent entities, which cannot obligate or bind each other in respect of third parties. DTTL and each DTTL member firm and related entity is liable only for its own acts and omissions, and not those of each other. DTTL does not provide services to clients. Please see www.deloitte.com/about to learn more.

Liability limited by a scheme approved under Professional Standards Legislation. Member of Deloitte Asia Pacific Limited and the Deloitte organisation.

CONFIDENTIAL